Exhibit 10.6

AMENDMENT TO

401(k) SAVINGS PLAN

Morgan Stanley & Co. LLC (the “Company”) hereby amends the Morgan Stanley 401(k) Savings Plan (the “Savings Plan”), effective July 1, 2009, as follows:

1. Section 2, Definitions, is amended by deleting the fifth and sixth sentences of the definition of “Testing Compensation” and inserting the following at the end thereof:

“Testing Compensation shall include payments described in Treasury Regulations section 1.415(c)-2(e)(3) paid by the later of 2 1/2 months after severance from employment, or the end of the limitation year that includes the date of severance from employment, if, absent a severance from employment, such payments would have been paid to the Employee while the Employee continued in employment with the Affiliated Group and are regular compensation for services during the Employee’s regular working hours, compensation for services outside regular working hours (such as overtime or shift differential), commissions, bonuses or other similar compensation.”

2. Section 6(i), Qualified Non-Elective and Qualified Matching Contributions, is amended by inserting the following at the end thereof:

“To the extent required under Treasury Regulations sections 1.401(k)-2(a)(6) and 1.401(m)-2(a)(6), for purposes of the ADP test in Sections 5(e)(i)(1) and (2) and the ACP test in Sections 5(g)(i)(1) and (2), Qualified Non-Elective Contributions will not be counted when correcting for a nondiscrimination testing failure above the greater of 5% of Testing Compensation, or two times the Plan’s representative contribution rate for Eligible Employees who are not Highly Compensated Employees. Representative contribution rate shall be determined using the definition in Treasury Regulations sections 1.401(k)-2(a)(6)(iv)(B) and 1.401(m)-2(a)(6)(v)(B), as applicable.”

3. Section 13(b)(ii), Disposition of Excess Amounts, is replaced with following:

“(ii) Disposition of Excess Amounts. If the annual additions otherwise made to the Accounts of a Participant would cause the limitations of Code section 415 that are applicable to that Participant to be exceeded for the limitation year, the amount by which such limitations are exceeded will be corrected in such manner as shall be determined by the Plan Administrator in any manner permitted by law, including the Employee Plans Compliance Resolution System as from time to time amended, or any successor thereto.”

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IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf as of this 20th day of December, 2013.

MORGAN STANLEY & CO. LLC

By:	/s/ Jeffrey Brodsky
Title:	Managing Director – Global Head of Human Resources